EXHIBIT 99.1
International Absorbents Inc.
“Products and Technology for the Good of the Environment”
FOR IMMEDIATE RELEASE:
International Absorbents Announces First Quarter Results
FERNDALE, WASH., June 9, 2006... International Absorbents Inc. (AMEX: IAX), a leading developer and producer of environmentally-friendly pet care and industrial products, today reported financial results for the first quarter end April 30, 2006.
Sales for the first quarter of fiscal year 2007 were $6,621,000, a 12% increase compared to $5,892,000 for the same period in the prior fiscal year.
Net income for the first quarter of fiscal year 2007 decreased by 14% to $142,000, versus $166,000 for the same period in the prior fiscal year.
Gross profit was $2,055,000, compared to $1,959,000 for the comparable three months last year, an increase of 5%.
“Based on the results of first quarter, we are making headway against the financial downturn experienced last year and are headed in the right direction,” said Gordon L. Ellis, Chairman of International Absorbents Inc. “Sales continue to grow in the double-digits, our pre-tax income has increased, and we have improved our gross profit. The inclusion of a significant “stock based compensation” cost item in our expenses is one factor that dragged our net income below last year’s levels but overall, the initiatives we undertook over the previous year are beginning to reap benefits, most of which will not be seen on the bottom line until the following quarters. There is still much work ahead of us to further improve the bottom-line but we are very confident we can persist in building on this recent progress.”
International Absorbents Inc. develops, manufactures and markets patented and proprietary, cost effective consumer and commercial products derived from recycled, renewable materials. These environmentally safe products outperform conventional products used in a broad range of consumer and industrial applications, including retail/commercial pet bedding and litter, oil and hazardous liquid spill cleanup and control, oil/water filtration, and packaging. Further information is available at www.internationalabsorbents.com.

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FINANCIAL HIGHLIGHTS

	3 Months Ended Apr. 30,
	2006	2005
Sales, net	$6,621,000	$5,892,000
Net income before taxes	273,000	226,000
Net income	142,000	166,000
Basic earnings per share	0.02	0.03
Weighted average shares (basic)	6,384,000	6,254,000

	As at Apr. 30,	As at Jan. 31,
	2006	2006
Total assets	$25,316,000	$24,513,000
Stockholders’ equity	14,585,000	14,154,000
Contact:
Charles (Chuck) Tait
International Absorbents Inc.
Toll Free: 866-514-6559 or 604-681-6181
info@internationalabsorbents.com
A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments, including without limitation, statements referring to the Company’s future growth strategies, prospects for the future, potential financial results, market and product line growth, abilities to enter new markets, ability to introduce new products, benefits from infrastructure improvements and the Company’s competitiveness and profitability as a result of new sales and marketing programs, are forward-looking statements. The words “believe,” “expect,” “intend,” “estimate,” “assume” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and it is important to note that the Company’s actual results could differ materially from those projected, due to various risk factors. Those risks include, but are not limited to delays related to commissioning a new manufacturing plant, contractor performance, newly installed equipment performance, consumer acceptance of the Company’s products at a new location, competitor reactions and their ability to market and price their products, general economic conditions outside of the control of the Company, and the economic availability of sources of raw materials to meet demand rates necessary to sustain growth. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s reports filed with the SEC, including, but not limited to, the Company’s annual report on Form 10-K for the fiscal year ended January 31, 2006 and its quarterly filings on Form 10-Q. This press release speaks only as of its date, and the Company disclaims any duty to update the information herein.